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                                                                   EXHIBIT 12.2

THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
Computation of Ratio of Earnings
to Fixed Charges and Preferred Stock Dividends


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
                                            Six months ended                           Year ended December 31
                                                     June 30        --------------------------------------------------------------
Dollars in millions                                     2003         2002          2001          2000          1999          1998
------------------------------------------------------------        ------        ------        ------        ------        ------

EARNINGS
Income from continuing operations before taxes        $  687        $1,821        $  564        $1,848        $1,788        $1,651
Fixed charges and preferred stock dividends
    excluding interest on deposits                       171           434           783         1,063         1,010         1,188
                                                      ------        ------        ------        ------        ------        ------
       Subtotal                                          858         2,255         1,347         2,911         2,798         2,839
Interest on deposits                                     249           659         1,229         1,653         1,369         1,471
                                                      ------        ------        ------        ------        ------        ------
       Total                                          $1,107        $2,914        $2,576        $4,564        $4,167        $4,310
                                                      ======        ======        ======        ======        ======        ======

FIXED CHARGES
Interest on borrowed funds                            $  111        $  316        $  646        $  915        $  870        $1,065
Interest component of rentals                             30            58            53            50            44            33
Amortization of notes and debentures                       1             1             1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               28            58            63            67            65            60
Preferred stock dividend requirements                      1             1            20            30            30            29
                                                      ------        ------        ------        ------        ------        ------
       Subtotal                                          171           434           783         1,063         1,010         1,188
Interest on deposits                                     249           659         1,229         1,653         1,369         1,471
                                                      ------        ------        ------        ------        ------        ------
       Total                                          $  420        $1,093        $2,012        $2,716        $2,379        $2,659
                                                      ======        ======        ======        ======        ======        ======

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                          5.02 x        5.20 x        1.72 x        2.74 x        2.77 x        2.39 x
Including interest on deposits                          2.64          2.67          1.28          1.68          1.75          1.62

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